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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of Dean Foods Company on Form S-3 (Nos. 333-69627, 333-77813, 333-13119,
333-29207, 333-34133 and 333-45749), Form S-4 (No. 333-29741) and on Form S-8
(Nos. 333-68319, 333-80641, 333-11185, 333-28019, 333-28021, 333-41353,
333-50013, 333-55969, 333-30160, 333-42828, 333-64936, 333-75820 and
333-103252) of our reports dated March 24, 2003, (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142) appearing in the Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2002.


DELOITTE & TOUCHE LLP

Dallas, Texas
March 26, 2003